Exhibit 99.1

LETTER OF TRANSMITTAL

With respect to the Exchange Offer Regarding the

Floating Rate Senior Notes due 2017 issued by Avis Budget Car Rental, LLC and Avis Budget Finance, Inc.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME,

ON                  , 2014

To My Broker or Account Representative:

I, the undersigned, hereby acknowledge receipt of the Prospectus, dated                  , 2014 (the “Prospectus”) of Avis Budget Car Rental, LLC, a Delaware limited liability company (“ABCR”), and Avis Budget Finance, Inc., a Delaware corporation (“Avis Finance” and collectively with ABCR, the “Issuers”), with respect to the Issuers’ exchange offer set forth therein (the “Exchange Offer”).

This letter instructs you as to action to be taken by you relating to the Exchange Offer with respect to the Issuers’ Floating Rate Senior Notes due 2017 (the “Old Notes”) held by you for the account of the undersigned.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (FILL IN AMOUNT): $             of the Old Notes.

With respect to the Exchange Offer, the undersigned hereby instructs you (CHECK APPROPRIATE BOX):

             TO TENDER the following Old Notes held by you for the account of the undersigned (INSERT PRINCIPAL AMOUNT AT MATURITY OF OLD NOTES TO BE TENDERED, IF ANY):$

             NOT TO TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the Old Notes held by you for the account of the undersigned, the undersigned hereby represents for the benefit of the Issuers that:

1.	The undersigned is acquiring the Issuers’ Floating Rate Senior Notes due 2017, for which the Old Notes will be exchanged (the “Exchange Notes”), in the ordinary course of its business;

2.	The undersigned does not have an arrangement or understanding with any person to participate in the distribution (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) of Exchange Notes;

3.	The undersigned is not an “affiliate,” as defined under Rule 405 of the Securities Act, of the Issuers; and

4.	The undersigned is not a broker–dealer and does not engage in, and does not intend to engage in, a distribution of the Old Notes or the Exchange Notes.

If the undersigned is a broker-dealer, and acquired the Old Notes as a result of market making activities or other trading activities, the undersigned represents that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Old Notes pursuant to the Exchange Offer.

The undersigned also authorizes you to:

(1)	confirm that the undersigned has made such representations; and

(2)	take such other action as necessary under the Prospectus to effect the valid tender of such Old Notes.

The undersigned acknowledges that any person participating in the Exchange Offer for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission set forth in no–action letters that are discussed in the section of the Prospectus entitled “Exchange Offer.”

Name of beneficial owner(s):

Signatures:

Name (please print):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

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